EXHIBIT 10.51


                SECOND AMENDMENT TO GENERAL PARTNERSHIP AGREEMENT

PARTIES: SR Six, Inc., a Florida corporation and a wholly owned subsidiary of Andrx Corporation ("Andrx Partner") and Circasub, Inc., a New York corporation and a wholly owned subsidiary of Watson Laboratories, Inc.-New York (f/k/a Circa Pharmaceuticals, Inc.) ("Watson Partner "). Watson Partner and Andrx Partner are hereinafter sometimes collectively referred to as the "Partners."

DATE:             November 1, 2000

PREAMBLE:         The parties to this Second Amendment to General Partnership
                  Agreement (this "Amendment") are all of the Partners of ANCIRC, a New York general partnership created and evidenced by that certain General Partnership Agreement dated as of July
                  8, 1994, as amended by that certain First Amendment dated
                  October 30, 1995 (the "Partnership Agreement"). The Partners desire to amend the Partnership Agreement on the terms provided herein.

TERMS: In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. Defined Terms. Capitalized terms used in this Amendment, unless otherwise defined herein, will have the meanings given such terms in the Partnership Agreement.

         2. Status of Partnership Agreement. The Partnership Agreement, as amended and supplemented hereby, will remain in full force and effect, and except to the extent expressly set forth in this Amendment, will not be deemed waived, modified, superseded or otherwise affected in any respect.

         3. Amendment Regarding Products and Capital Contribution.

         (a) The Partnership Agreement is hereby amended so that the definition of "Products" set forth in Article I shall hereafter be limited to controlled release generic equivalent formulations for Trental(R) and Oruvail(R). Notwithstanding anything to the contrary in the Partnership Agreement (including without limitation the provisions of Section 5.2 and 5.3 thereof), it is agreed that (i) neither Partner nor their respective Affiliates (as defined below) shall have any right or obligation to include any pharmaceutical product under the definition of "Product" other than controlled release generic equivalent formulations for Trental(R) and Oruvail(R), (ii) no party shall have any right to replace any Product with a "Substitute Product", and (iii) Sections 5.2 (b),
(c), (d) and (e) to the Partnership Agreement are hereby deleted. Except as expressly modified or amended hereby, the Partners agree that the relationship between the Partners with respect to controlled release generic equivalent formulations for Trental(R) and Oruvail(R) shall continue to be governed by the following agreements: (i) the Partnership Agreement, (ii) that certain Patent & Know-How License Agreement, dated July 8, 1994, among Anda SR Pharmaceuticals, Inc., Andrx Corporation and the Partnership,
(iii) that certain Patent and Know-How License Agreement, dated July 8, 1994, by and between Circa Pharmaceuticals, Inc. and the Partnership, (iv) that certain Research and Development Agreement, dated July 8, 1994, between Anda SR Pharmaceuticals, Inc. and the Partnership, (v) that certain Manufacturing and Regulatory Approval Agreement, dated July 8, 1994, between Andrx Corporation, Watson Laboratories, Inc.-New York (f/k/a Circa Pharmaceuticals, Inc.) and the Partnership, and (vi) that certain Distribution and Marketing Agreement, dated July 8, 1994, between ANDA Generics, Inc., Andrx Corporation and the Partnership (each of (ii) through (vi) above being referred to herein as the "Related Agreements"). The Partners acknowledge and agree that concurrent with the execution hereof, the Partners or their respective Affiliates shall enter into appropriate supplements to the Related Agreements memorializing the foregoing.

         (b) By way of clarification, and without limiting the foregoing Section 3(a) above, any controlled release generic equivalent formulations for Adalat CC(R), Procardia(R) XL, Glucotrol(R) XL, Voltaren XR(R), Efidac/24(R) and Covera HS(R) (the "Excluded Products") shall no longer be treated as "Products" under the Partnership Agreement. The Andrx Partner and its Affiliates will assume sole responsibility for the development, commercialization, manufacture and distribution of any Excluded Products, and the Watson Partner and its Affiliates shall have no ongoing obligations, responsibilities or liabilities of any nature whatsoever relating to such Excluded Products (including without limitation the obligations under Section 16(b), 25.5 and 25.6 of the Partnership Agreement) except for the confidentiality obligations contained in Section 16(a) of the Partnership Agreement to the extent provided for under this Amendment.

         (c) The Watson Partner shall continue, on an exclusive basis, to manufacture and supply (or cause its Affiliates to manufacture and supply) Trental(R) to the Partnership under the terms and conditions set forth in that certain Manufacturing and Regulatory Approval Agreement, dated July 8, 1994, between Andrx Corporation, Watson Laboratories, Inc.-New York (f/k/a Circa Pharmaceuticals, Inc.) and the Partnership (the "Manufacturing Agreement"). The Andrx Partner shall continue, on an exclusive basis, to manufacture and supply (or cause its Affiliates to manufacture and supply) Oruvail(R) to the Partnership pursuant to a manufacturing agreement entered into as of the date hereof having terms and conditions no less favorable to the Partnership and Watson Partner as those afforded the Partnership and the Andrx Partner under the Manufacturing Agreement.

         (d) Promptly following the execution of this Amendment, the Watson Partner shall make a capital contribution to the Partnership in the amount of $181,861 (the "Contribution"). Each of the Partners hereby acknowledges and agrees that (i) following the Contribution, the Capital Accounts of the Partners shall be equal, (except as otherwise provided in Section 3(e) below), (ii) the Watson Partner shall have no obligation to pay the Andrx Partner, or to contribute additional capital to the Partnership to equalize the respective Capital Accounts of the Partners, and (iii) the Watson Partner shall hold legal title and rights to that certain Killian Press and related equipment further described on Exhibit A to this Amendment.

         (e) Effective as of November 1, 2000, the Partners hereby agree that Profit, determined from the date of this amendment until December 31, 2000, and thereafter determined on an annual basis, shall be allocated seventy-five (75%) percent to the Andrx Partner and twenty-five (25%) to the Circa Partner until such time as the Andrx Partner has been allocated

Profit in accordance with Section 8.6(b)(i) of the General Partnership Agreement, as amended, which is $610,691.87 greater than the amount allocated to the Circa Partner. The Andrx Partner will be entitled to future distributions of Net Cash Flow to equalize the Partner's respective capital accounts in accordance with Section 10.1 of the General Partnership Agreement as amended.

         (f) For purposes of this Amendment and the Partnership Agreement, an "Affiliate" shall mean, when used with respect to an entity or person, any other entity or person directly or indirectly controlling, controlled by, or under common control with the subject entity or person. For purposes of this Amendment and the Partnership Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of a entity.

         (g) For purposes of clarity, the acquisition or license, either specifically or as part of a business acquisition, merger or similar transaction, by a Partner or its Affiliates of any rights to a AB Rated Product to Orvail(R) or Trental(R) and the subsequent commercial exploitation of such rights is not a violation of Section 16(b) of the Partnership Agreement so long as the ANDA was submitted by a Person who, at the time of the ANDA's submission to the FDA, was not an Affiliate to such Partner and the formulation of such AB Rated Product upon which such ANDA is based was not substantially developed by, or on behalf of such Partner or any of its then existing Affiliates.

         4. Releases.

         (a) The Andrx Partner hereby acknowledges and agrees the Watson Partner has paid in full all contributions or expenses owing pursuant to the Partnership Agreement through the date hereof.

         (b) Each of the Andrx Partner and the Watson Partner hereby represents and warrants to the other Partner that as of the date hereof: (i) to its knowledge the Partnership is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (ii) to its knowledge the Partnership is not a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, and (iii) it has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Partnership.

         (c) Except for the royalty payment obligations set forth in Section 5 below, the Watson Partner, for itself, its predecessors, successors and assigns, partners, subsidiaries, and Affiliates and their respective predecessors, successors and assigns (collectively, the "Watson Parties"), hereby releases and forever discharges the Andrx Partner, and the predecessors, successors and assigns, partners, subsidiaries, and Affiliates of Andrx and their respective predecessors, successors and assigns (collectively, the "Andrx Parties") from any and all liabilities, obligations, expenses, losses, damages, indemnities, claims, causes of action and demands whatsoever, including without limitation any claims for unpaid contributions or expenses related to the Partnership (collectively, "Damages") which any of the Watson Partner or Watson Parties ever had, now have or may have, whether now known or unknown, against any of the Partnership, Andrx Partner or the Andrx Parties arising out of, resulting from, or in any way related to the Partnership Agreement; provided that, this release shall not extend to (i) any Damages arising out of, resulting from, or in any way related to the controlled release generic equivalent formulations for Trental(R) and Oruvail(R) as developed, manufactured, sold, distributed or marketed pursuant to the Partnership Agreement, or (ii) any Damages resulting from third party claims made against the Partnership or either Partner (solely in such Partner's capacity as a Partner of the Partnership) arising from matters that occurred prior to the date hereof.

         (d) Except for the payment obligations set forth in Sections 3(d) and 3(e) above, the Andrx Partner, for itself and each of the Andrx Parties hereby releases and forever discharges the Watson Partner and each of the Watson Parties from any and all Damages which any of the Andrx Partner or Andrx Parties ever had, now have or may have, whether now known or unknown, against any of the Partnership, Watson Partner or the Watson Parties arising out of, resulting from, or in any way related to the Partnership Agreement; provided that, this release shall not extend to (i) any Damages arising out of, resulting from, or in any way related to the controlled release generic equivalent formulations for Trental(R) and Oruvail(R) as developed, manufactured, sold, distributed or marketed pursuant to the Partnership Agreement, or (ii) any Damages resulting from third party claims made against the Partnership or either Partner (solely in such Partner's capacity as a Partner of the Partnership) arising from matters that occurred prior to the date hereof.

         5. Royalty.

         (a) As an inducement for the Watson Partner to enter into this Amendment, the Andrx Partner shall pay to the Watson Partner a royalty (the "Royalty") based upon the "Net Sales" (as defined below) that the Andrx Partner, Andrx Corporation or their respective Affiliates derive from each such Excluded Product, in the manner and as set forth below:

         (1) With respect to each Excluded Product that is "Internally Developed" (as defined below) by the Andrx Partner, Andrx Corporation or their respective Affiliates, the Royalty shall equal Fifteen Percent (15%) of Net Sales of such Excluded Product derived by the Andrx Partner, Andrx Corporation or their respective Affiliates and shall be payable commencing on and after the "Commencement Date" (as defined below) for so long as such Excluded Product is sold, until such time, if any, as:

                  (i) a generic version of the same Excluded Product is Internally Developed by the Watson Partner or its respective Affiliates, in which case the Royalty shall terminate with respect to such Excluded Product as to any Net Sales occurring on and after the date of the first commercial sale of such generic version by the Watson Partner or its respective Affiliates; or

                  (ii) a generic version of the same Excluded Product is "Third Party Developed" (as defined below) by the Watson Partner or its respective Affiliates, in which case the Royalty shall continue provided that it shall be reduced for such Excluded Product to Seven and One-Half Percent (7.5%) as to any Net Sales occurring on and after the date of the first commercial sale of such generic version by the Watson Partner or its respective Affiliates.

         (2) With respect to each Excluded Product that is Third Party Developed by the Andrx Partner, Andrx Corporation or their respective Affiliates, the Royalty shall equal Seven and One-Half Percent (7.5%) of Net Sales of such Excluded Product derived by the Andrx Partner, Andrx Corporation or their respective Affiliates and shall be payable commencing on and after the Commencement Date for so long as such Excluded Product is sold, until such time, if any, as:

                   (i) a generic version of the same Excluded Product is Internally Developed by the Watson Partner or its respective Affiliates, in which case the Royalty shall terminate with respect to such Excluded Product as to any Net Sales occurring on and after the date of the first commercial sale of such generic version by the Watson Partner or its respective Affiliates.

         (3) Notwithstanding subsections (a)(1) and (a)(2) above, it is understood and agreed between the Partners that in the event the Andrx Partner, Andrx Corporation or their respective Affiliates acquire and/or license a "Third Party Submitted Product" (as defined below), no Royalty shall be due to the Watson Partner relating to such acquired or licensed Third Party Submitted Product; provided, however, that all Royalties payable on other generic versions of such Excluded Product that have not been so acquired or licensed shall continue to remain in effect in accordance with subsections (a)(1) and (a)(2) above, as the case may be. Likewise, it is understood and agreed between the Partners that in the event the Watson Partner or its respective Affiliates acquire and/or license a Third Party Submitted Product, no adjustment of any Royalty payable to the Watson Partner shall occur as a result of such acquisition or license of such Third Party Submitted Product or by commercial exploitation of the same by the Watson Partner or its Affiliates.

         (4) Once an Excluded Product is defined as either a Third Party Submitted Product or an Excluded Product that has been Internally Developed or Third Party Developed, any additional Submissions regarding such Excluded Product to add an additional dosage strength, change labeling, etc. will not change the definition of such Excluded Product for the purposes of calculating the Royalty due hereunder, unless the formulation of such Excluded Product is substantially changed in connection with such Submission and then the Excluded Product shall be redefined pursuant to the criteria set forth herein based upon such change in the formulation.

         (b) For purposes of this Section 5, the following capitalized words shall have the meanings set forth below:

                  (1) "Commencement Date" with respect to any Excluded Product shall mean the date of the first commercial sale or commercial launch of such Excluded Product.

                  (2) "Net Sales" shall mean the actual amount invoiced by the Andrx Partner, Andrx Corporation or their respective Affiliates, as the case may be, to its customers for the Excluded Product, less discounts, returns, promotional allowances, volume and incentive rebates, shelf stock adjustments and other similar adjustments or allowances actually given to such customers in the normal course of business by the Andrx Partner, the Andrx Corporation or their respective Affiliates, determined in accordance with U.S. generally accepted accounting principles, consistently applied.

                  (3) "Internally Develop" or "Internally Developed " shall mean an Excluded Product for which the formulation is substantially developed by, or on behalf of, a Partner or one of its then existing Affiliates as evidenced by contemporaneous written records, regardless of whether the Submission for such Excluded Product is made by such Partner, one of its Affiliates or a Person who is not an Affiliate of such Partner.

                  (4) "Submission" shall mean any ANDA for an Excluded Product filed with the FDA, as evidenced by the FDA's issuance of an ANDA number.

                  (5) "Third Party Develop" or "Third Party Developed" shall mean an Excluded Product that a Partner or one of its Affiliates acquires or licenses, either specifically or as part of a business acquisition, merger or similar transaction, for which a Submission has not been made prior to such acquisition or license and the formulation of such Excluded Product upon which any such Submission would be based was not substantially developed by, or on behalf of, such Partner or one of its then existing Affiliates prior to the consummation of such acquisition or license, as evidenced by contemporaneous written records.

                  (6) "Third Party Submitted Product" shall mean an Excluded Product that a Partner or one of its Affiliates acquires or licenses, either specifically or as part of a business acquisition, merger or similar transaction, for which a Submission has been made by a Person who, at the time of such Submission, was not an Affiliate of such Partner and the formulation of such Excluded Product upon which such Submission is based was not substantially developed by, or on behalf of, such Partner or one of its then existing Affiliates prior to the consummation of such acquisition or license as evidenced by contemporaneous written records.

         (c) The royalties required by Section 5.1(a) shall be due and payable on Net Sales during each calendar quarter ending on the last day of March, June, September or December within sixty (60) days after the end of such calendar quarter. All amounts payable to the Watson Partner hereunder shall be paid in U.S. dollars, to such bank account as the Watson Partner may designate. The Watson Partner may assign its right to Royalties hereunder to any Affiliate of the Watson Partner without the consent of the Andrx Partner upon written notice to the Andrx Partner.

         (d) Within sixty (60) days of the end of each calendar quarter, the Andrx Partner will prepare and deliver to the Watson Partner a written report ("Royalty Reports") disclosing the Net Sales of each Excluded Product for the just ended calendar quarter and the Royalties due. A check in payment of the Royalty due will accompany such Royalty Report. The Andrx Partner will continue to issue Royalty Reports for so long as payments are due under this Amendment.

         (e) The Andrx Partner shall keep at its registered office, and shall cause Andrx Corporation and other Affiliates and the licensees to keep, full and accurate records of the Net

Sales of the Excluded Product for purposes of compliance with its obligations hereunder. The Andrx Partner shall cause such records to be made available for inspection by the Watson Partner or an independent certified public or chartered accountant of the Watson Partner's choice during normal business hours after reasonable notice. Such inspection shall occur no more often than once a year. If there is a shortfall in the amount of Royalties payable hereunder to Watson that is at more than five percent (5%) of the total royalty due as indicated on the applicable Royalty Report so inspected, then the Andrx Partner shall pay the reasonable accounting expense of such audit; in all other cases, Watson shall bear the accounting expenses of such audit. Results of any such audit shall be limited to the information required to be reported by paragraph 5(d) and shall be provided to both Parties.

         (f) Notwithstanding anything to the contrary in the Partnership Agreement or in this Amendment, the Andrx Partner and its Affiliates may in its sole discretion discontinue at any time any efforts to develop or commercialize any of the Excluded Products without any continuing obligation to the Partnership or to the Watson Partner (except for Royalties that may have accrued on Net Sales on or before such discontinuation) with respect to such discontinued Excluded Products; provided that, in the event the Andrx Partner or its Affiliates desire to assign or transfer its rights in or to any Excluded Product to a third party then such assignment or transfer shall be subject to the Watson Partner's prior written consent (such consent not to be unreasonably withheld) and concurrent with such sale or transfer the Andrx Partner shall cause such third party to expressly assume the obligations to pay Royalties with respect to such Excluded Product as provided in this Section 5. This right of consent to any transfer or assignment of an Excluded Product is to be construed as inherent in the Watson Partner's right to receive a royalty from the income stream of that Excluded Product, and not as a right of ownership in that Excluded Product.

         6. The parties confirm and ratify that the Andrx Partner earned $5,000 per month from the Partnership as a fee for its role as the administrative partner. The parties also agree that commencing November 1, 2000, the Andrx Partner shall receive the reduced amount of $2,500 per month from the Partnership as a fee for its role as the administrative partner.

         7. Miscellaneous.

         (a) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

         (b) Amendment and Modification. This Amendment may not be amended, modified, supplemented or changed in any respect except by a writing duly executed the parties hereto.

         (c) Headings. The headings of the paragraphs and subparagraphs of this Amendment are inserted for convenience only and shall not constitute a part hereof.

         (d) Law Governing. This Amendment shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

         (e) Waivers. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by any party shall preclude any other or further exercise thereof, or exercise of any other right or remedy.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.


SR SIX, INC.                                 CIRCA SUB, INC.

By: /s/ Angelo C. Malahias                   By:
   -----------------------------                --------------------------------

Its: Vice President & CFO                    Its: Secretary
    ----------------------------                 -------------------------------

The undersigned do hereby consent to the foregoing Amendment of the Partnership Agreement and do hereby confirm that their respective irrevocable guarantees of the due performance by their respective wholly owned subsidiaries, SR Six, Inc. and Circasub, Inc. of their obligations under the Partnership Agreement as so amended.


WATSON LABORATORIES, INC.                    ANDRX CORPORATION
- -NEW YORK

By: /s/ Robert P. Funsten                    By: /s/ Angelo C. Malahias
   -----------------------------                --------------------------------

Its: Secretary                               Its: Vice President & CFO
    ----------------------------                 -------------------------------

                                   Exhibit A

Quantity     Equipment Description                                 Serial Number
- --------     ---------------------                                 -------------
  1          Kilian Prescoter V (RUD) Tablet Press                     706170
               (less bilayer tablet equipment option)